EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement, entered into as of the 4th day of January, 2007 (this “Agreement”), by and between Hercules Offshore, Inc., a Delaware Corporation having an office in 11 Greenway Plaza, Suite 2950, Houston, Texas 77046 (hereinafter called the “Company”), and Lisa W. Rodriguez (hereinafter called “Consultant”) whose address is 3106 Greenridge Drive, Missouri City, Texas 77459 (the Company and Consultant are hereinafter collectively referred to as the “Parties,” or individually as a “Party”).

In consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1.	SCOPE: Though Consultant shall not be appointed to the office of Chief Financial Officer of the Company, or to any other office of the Company, Consultant shall perform the duties of the Chief Financial Officer of the Company, which shall include the overall management and supervision of the Company’s accounting and financial functions, subject to the direction of the Chief Executive Officer and Board of Directors of the Company. Such duties shall include, but not be limited to: (a) the review, supervision and certification of the Company’s financial statements and disclosure and internal controls; (b) participating in earnings release conference calls and investor conferences and meetings; (c) attending Board of Directors meetings (including meetings of committees of the Board of Directors) and other regularly scheduled Company events and meetings; and (d) meeting and regularly communicating with the Audit Committee of the Board of Directors and the Company’s external auditors (the “Work”). If requested by the Chief Executive Officer or the Board of Directors of the Company, Consultant shall provide a written report documenting Consultant’s analysis and recommendations related to the Work.

2.	PAYMENT TERMS: The Company agrees to pay Consultant for the Work performed hereunder as follows:

(a)	The Company will pay Consultant a fee in the amount of $30,000 per month during the Term of this Agreement (or the pro rata portion of any period less than one month) for the performance of the Work.

(b)	In addition to the fee defined above, Consultant shall be reimbursed for the reasonable, actual, necessary and documented business related expenses, including, but not limited to, travel, subsistence, and related expenses when traveling on Company business at the direction of the Chief Executive Officer or the Board of Directors of the Company.

(c)	The compensation set forth in this Article 2 shall be the exclusive consideration to be provided by the Company to Consultant for the Work and Consultant shall not be entitled to participation in or to receive benefits under any Company sponsored benefit or compensation plan, or any compensation practices of the Company.

3.	PROPRIETARY OR CONFIDENTIAL INFORMATION:

(a)	Consultant promises and agrees to receive and hold in confidence the Company’s proprietary or confidential information (including without limitation all information, reports, financial statements, accounts, trade secrets, cost data and other proprietary information and documentation of the Company and/or its affiliated entities, regardless of form or medium thereof, hereinafter the “Confidential Information”) revealed to or discovered by Consultant pursuant to or during the Term of this Agreement.

(b)	Consultant agrees to protect and safeguard the Confidential Information against unauthorized publication or disclosure.

(c)	Consultant agrees not to use any of the Confidential Information except for purposes of performing the Work or for such other purposes as are authorized in writing by the Chief Executive officer of the Company.

(d)	All of right, title to and interest in the Confidential Information shall remain with the Company. No rights are granted hereby to Consultant to produce or have produced any products identified in the Confidential Information, or to practice or cause to be practiced any manufacturing or other processes identified in the Confidential Information, or to reveal, disclose, publish or use any Confidential Information, except to the extent specified herein.

(e)	In the event Consultant is requested or required (by law, court order or otherwise) to disclose any Confidential Information, it is agreed that Consultant shall provide the Company with prompt notice of such request or requirement so that an appropriate protective order and/or waiver of the compliance with the terms of this Agreement may be sought.

(f)	The obligations contained in this Article 3 shall continue for five (5) years from the termination or expiration of the Term of this Agreement.

(g)	Consultant understands and agrees that unauthorized use or disclosure of Confidential Information will diminish the value of such Confidential Information. Therefore, these obligations may be enforced by legal action for damages, injunction or otherwise.

4.	INTELLECTUAL PROPERTY RIGHTS:

(a)	Consultant shall promptly disclose to the Company or its nominee any and all useful ideas, concepts, methods, procedures, processes, inventions, discoveries, improvements and the like (hereinafter “Discoveries”) of any nature, conceived, made or first reduced to practice or use by Consultant as a result of Consultant’s performance of this Agreement.

(b)	Consultant shall assign, without additional compensation from the Company, all worldwide right, title to and interest in any and all Discoveries to the Company or its nominee.

(c)	All reports, presentations, analysis, data, and other work product developed by Consultant for the Company under this Agreement shall be, become and remain the property of the Company.

5.	RESERVED

6.	STANDARD OF PERFORMANCE/WARRANTY:

(a)	Consultant shall perform all Work hereunder with skill, care and diligence in accordance with applicable professional standards, good practice and applicable laws and regulations, and Consultant shall re-perform any Work that fails to meet such standard.

(b)	The rights and remedies of the Company provided for under this Article are in addition to any other remedies provided by law.

7.	INDEPENDENT CONTRACTOR STATUS: The details of the method and manner of performance of Consultant’s services shall be under its own control, the Company being interested only in the results thereof. Consultant is for all purposes hereunder an independent contractor and in no event will Consultant be considered an employee of the Company or any of its subsidiaries or affiliates for any purpose. It is further agreed and understood that the Company shall not have any obligations as an employer to Consultant or to any contractor of any tier or employee or agent of Consultant regarding (but not limited to) Federal income taxes, F.I.C.A. taxes, Worker’s compensation, Company medical and insurance benefits, Company Retirement and Savings Plan, vacation, or other Company employee benefits.

8.	CONFLICTS OF INTEREST: Consultant shall make all reasonable efforts to prevent occurrences of and eliminate conditions which could result in a conflict with the best interest of the Company. Consultant shall make all reasonable efforts to prevent conflicts of interest from arising out of relationships between agents or employees of Consultant and agents or employees of the Company. Additionally, Consultant shall ensure that any work performed by Consultant’s agents and/or employees, or at the direction of Consultant pursuant to this Agreement, will be and remain the exclusive property of the Company and will not, absent the written permission of the Chief Executive Officer of the Company, be provided to any other person or party.

9.	COMPLIANCE WITH APPLICABLE LAWS: Consultant agrees to conduct services hereunder in accordance with all applicable laws.

10.	RESERVED

11.	NO AUTHORITY TO BIND THE COMPANY: Consultant shall not have, nor shall Consultant represent to others as having, any authority to commit the Company by negotiation or otherwise to any contract, agreement, or other legal commitments in the name of or binding on the Company or its assets or properties, or to pledge or extend credit in the name of the Company, without the written consent or instruction of the Chief Executive Officer of the Company.

12.	TERM: The term of this Agreement shall be sixty (60) days from the effective date hereof, unless extended as mutually agreed in writing between the Parties. However, the Company may terminate this Agreement and any Work for convenience at any time upon seven (7) days written notice to Consultant. In the event of such earlier termination, the Company shall pay Consultant for all services rendered through the date of termination and such payment, together with all previous payments made to Consultant pursuant to Article 2, shall represent the total amount due Consultant hereunder.

13.	INDEMNITY:

(a)	Consultant hereby agree to indemnify, defend (including payment of attorneys fees and court costs) and hold harmless the Company and its affiliates and their respective officers, directors, employees and agents from and against any loss, cost, damage, or liability for injury or death of any person, including Consultant and Consultant’s employees or agents, if any, or damage to or destruction of any property, arising from or in connection with the performance of the Work by Consultant hereunder or the failure of Consultant to perform its obligations hereunder, regardless of fault.

(b)	The Company hereby agrees to indemnify and hold harmless, and advance expenses to, Consultant in accordance with Article V of the Bylaws of the Company to the same extent as if Consultant were an “Indemnitee” within the meaning of such Article V. Solely for the purposes of determining Consultant’s entitlement to indemnification under this Section 13, the “Corporate Status” (as defined in Article V of the Bylaws) of Consultant shall be as an agent of the Company at all times during which Consultant is performing the Work or otherwise performing Consultant’s obligations under this Agreement.

14.	DISPUTE RESOLUTION: This Agreement shall be governed by the laws of the State of Texas. Each party agrees to submit to the personal jurisdiction of the state or federal courts of Harris County, Texas, which shall be the exclusive venues for the resolution of any disputes arising hereunder.

15.	SURVIVAL: The obligations set forth in this Agreement regarding Confidentiality, Intellectual Property Rights and indemnification shall survive the termination of this Agreement.

16.	ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the Parties and supersedes any representation or agreements heretofore made. This Agreement may be amended only by a document in writing signed by duly authorized representatives of both the Parties.

Dated effective the first date above mentioned.

HERCULES OFFSHORE, INC.		CONSULTANT

By:	/s/ Randall D. Stilley	By:	/s/ Lisa W. Rodriguez
Name:	RANDALL D. STILLEY	Name:	LISA W. RODRIGUEZ
Title:	Chief Executive Officer and President	Title:
Date:	January 4, 2007	Date:	January 4, 2007